Exhibit 11

Cotton States Life Insurance Company
Statement re: Computation of Per Share Earnings
(Amounts in thousands, except per share data)

The following computations set forth the calculations of basic and diluted net income per common share and common share equivalents for the three-month period ended March 31, 2002 and 2001.

	Basic	Diluted
	Income	Income
	Per Share	Per Share

For the three months ended March 31, 2002 Net income	$1,531	1,531

Weighted average number of common shares outstanding	6,335	6,335

Common share equivalents resulting from:

dilutive stock options	—	4
restricted stock	—	156

Adjusted weighted average number of common and common equivalent shares outstanding	6,335	6,495

Net income per common share	$0.24	0.24

For the three months ended March 31, 2001

Net income	$1,021	1,021

Weighted average number of common shares outstanding	6,345	6,345

Common share equivalents resulting from:

dilutive stock options	—	11
restricted stock	—	164

Adjusted weighted average number of common and common equivalent shares outstanding	6,345	6,520

Net income per common share	$0.16	0.16

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